                                                                     EXHIBIT 8.1



             [Letterhead of LeBoeuf, Lamb, Greene & MacRae, L.L.P.]



                                                            March 5, 1997



Nationwide Financial Services, Inc.
One Nationwide Plaza
Columbus, Ohio  43215

Re:  Subordinated Debt Securities
     ----------------------------

Gentlemen:

          We have acted as counsel to Nationwide Financial Services, Inc. ("Nationwide") and Nationwide Financial Services Capital Trust, (the "Trust") in connection with the issuance of securities by Nationwide, and by the Trust, as described in the Registration Statement on Form S-1 (Registration No. 333-18533) filed with the Securities and Exchange Commission (the "Commission") on December 23, 1996, as amended by Amendment No. 1 ("Amendment No. 1") filed with the Commission on or about February 20, 1997 (as so amended, the "Registration Statement"), and the Prospectus dated contained therein (the "Prospectus"). This opinion is hereby delivered on the date the Prospectus is declared effective by the Commission.

         We understand that the transaction will consist of the following:

          Nationwide, a domestic corporation, will issue junior subordinated debt securities (the "Debentures") which will be held by the Trust, a Delaware business trust. The Trust will initially have the following trustees (collectively, the "Trustees"): (a) three trustees who are natural persons employed by or affiliated with Nationwide (the "Regular Trustees"), and a fourth trustee (the "Property Trustee"), which will be a financial institution that is unaffiliated with Nationwide and whose principal place of business is in Delaware. The Declaration of Trust, including any Amended and Restated
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Nationwide Financial Services, Inc.
March 5, 1997
Page 2

Declaration of Trust, establishing the Trust (collectively, the "Declaration") authorizes the Trustees to have the Trust issue (a) capital securities (the "Capital Securities") representing beneficial undivided interests in the Trust and (b) common securities (the "Common Securities") representing all residual beneficial undivided interests in the Trust. All of the Common Securities will be directly or indirectly owned by Nationwide. The Declaration will not permit the issuance by the Trust of any securities or other beneficial interests other than the Capital Securities and the Common Securities issued on the Closing Date (as defined in the Declaration). Pursuant to the Declaration, the Property Trustee will hold a security interest in the Debentures owned by the Trust for the benefit of the holders of the Capital Securities and secondarily, the Common Securities. The Property Trustee will also receive all interest and principal paid in respect of the Debentures and will maintain such funds in a segregated non-interest bearing account pending distribution.

          Holders of the Capital Securities will be entitled to receive cumulative cash distributions ("Distributions") at a specified annual rate of ____% of the liquidation amount of $1,000 per Capital Security, accruing from the date of original issuance and payable semi-annually in arrears on __________ and ___________ of each year, commencing _________, 1997. Nationwide will guarantee (the "Guarantee") the payment of distributions by the Trust if and to the extent the Trust has funds available for such purpose. In the event the Trust does not have sufficient funds to pay such distributions, the holders of Capital Securities, among other remedies, will be entitled to direct the Property Trustee to enforce the Property Trustee's rights under the indenture (the "Indenture") executed in connection with the issuance of the Debentures.

          We understand that the Debentures will have a maturity of 40 years, and will pay interest accruing from the date of original issuance and payable semi-annually in arrears on _____ and _______of each year, commencing __________, 1997, at an annual rate equal to the annual rate of interest on the Capital Securities. Nationwide has the right to defer payments of interest on the Debentures at any time for up to 10 consecutive semi-annual periods (each group of consecutive periods a "Deferral Period"). If interest payments are so deferred, Distributions will also be deferred. During such Deferral Period, Distributions will continue to accrue with interest thereon (to the extent permitted by applicable law) at an annual rate of ____ % per annum compounded semi-annually. We also understand that the Debentures will be subordinate to all senior indebtedness of Nationwide, but will rank pari passu with the
                                                     ---- -----
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Nationwide Financial Services, Inc.
March 5, 1997
Page 3

general unsecured creditors of Nationwide and will be senior to all classes of equity. The management of Nationwide reasonably expects that, as of the date of issuance and throughout the term of the Debentures, Nationwide will have assets and cash flow sufficient to service the Debentures pursuant to their terms and that Nationwide has no current plan or intention to exercise its right to defer payments of interest on the Debentures. The terms of the Debentures, other than the option of Nationwide to defer payment of interest for up to 10 consecutive semi-annual periods, will generally be consistent with other indebtedness of Nationwide.

          In rendering our opinion, we have reviewed and relied upon (i) the Registration Statement, (ii) the Prospectus, (iii) the Officer's Certificate of Nationwide dated March __, 1997 and (iv) such other documents, and have made such further investigations as we have deemed necessary to render the opinion set forth below. In performing our examination, as to any facts material to our opinion, we have, when relevant facts were not independently established by us, relied upon representations to us by representatives of Nationwide and the Trust, and have assumed the truth and accuracy of the representations in the documents and instruments described herein.

          Based upon the foregoing, and subject to the assumptions and qualifications set forth herein, we are of the opinion that:

          1. Upon the issuance of the Capital Securities, the Trust will be classified as a grantor trust for U.S. Federal income tax purposes, rather than as an association taxable as a corporation or as a partnership. Accordingly, each beneficial owner of the Capital Securities will be treated for U.S. Federal income tax purposes as the owner of an undivided interest in the Debentures.

          2. The Debentures, when issued, will constitute indebtedness of Nationwide for U.S. Federal income tax purposes. Accordingly, interest on the Debentures will be deductible by Nationwide on an economic accrual basis, regardless of when such interest is actually paid.

          3. Nationwide has the option to defer payments of interest on the Debentures; however, Nationwide has determined that the likelihood of its exercising this option is remote. Accordingly, although the matter is not free from doubt, the Debentures, for U.S. Federal income tax purposes, should not, when issued, be considered issued with original issue discount.
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Nationwide Financial Services, Inc.
March 5, 1997
Page 4



          4. The discussion set forth in the Prospectus under the heading "United States Federal Income Taxation" is a fair and accurate summary of the matters addressed therein, based upon current law and the assumptions stated or referred to therein.

          The above opinions are based upon provisions of the Internal Revenue Code of 1986, as amended (the "Code"), its legislative history, the Treasury Regulations thereunder, and published rulings and court decisions in effect as of the date hereof which is the effective date of the Prospectus, all of which are subject to change, possibly retroactively, and no assurance can be given that the Internal Revenue Service will not take contrary positions. We are admitted to the practice of law in the State of New York, and we express no opinion herein as to any laws other than the Federal tax laws of the United States of America. The opinions rendered herein are for your sole benefit and may not be relied upon by any other party or in any other transaction.

                                          Very truly yours,



                                          LEBOUEF, LAMB, GREENE & MACRAE, L.L.P.